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                                                                    EXHIBIT 99.1
                                                                   PRESS RELEASE


[UNITEDAUTO LOGO]                      [CARSDIRECT.COM LOGO]

UnitedAuto Group, Inc.                 CarsDirect.com
13400 Outer Drive West                 10567 Jefferson Boulevard
Detroit, MI  48239                     Culver City, CA  90232



Contact:    Sam DiFeo                           Phil Hartz                           Greg Penske
            President                           SVP - Communications                 President
            UnitedAuto Group                    UnitedAuto Group                     Penske Automotive Group
            201 325-3305                        313 592-5365                         626 580-6000
            sdfideojr@unitedauto.com            phartz@unitedauto.com                greg.penske@penskecorp.com

            Wendy Barbour                       Ken Greenberg
            Director - Public Relations         President
            CarsDirect.com                      Edge Communications, Inc.
            310 280-4494                        818 719-9292
            wendy@carsdirect.com                ken@edgepress.com





           UNITED AUTO GROUP, PENSKE AUTOMOTIVE GROUP, CARSDIRECT.COM
                               FORM ALLIANCE FOR
                    VEHICLE SOURCING, EXPEDITED FULFILLMENT

 UNITED AUTO GROUP AND PENSKE AUTOMOTIVE GROUP TO TAKE EQUITY STAKE IN LEADING
                  ON-LINE AUTO PROVIDER; ROGER PENSKE TO JOIN
                        CARSDIRECT.COM BOARD OF DIRECTORS

         DETROIT AND LOS ANGELES (May 16, 2000) -- UnitedAuto Group, Inc. (NYSE:
UAG), a leading publicly-traded automobile retailer, and Penske Automotive Group, Inc. today announced a strategic alliance with CarsDirect.com, a leading direct on-line automotive provider. In major parts of the United States, the alliance is expected to enhance the on-line based sale, distribution and service of vehicles by UnitedAuto and the Penske Automotive Group, which have combined annual revenues of over $5 billion. The alliance enables CarsDirect.com to serve its customers locally and more conveniently with UnitedAuto's and Penske Automotive Group's expedited vehicle fulfillment and comprehensive customer service capabilities. The organizations intend to jointly build an automated transaction system that links the companies in a streamlined and ultimately "real time" vehicle sourcing and fulfillment solution.



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         As part of a $17 million investment in CarsDirect.com by the two dealer groups and other associated companies, Roger S. Penske, Chairman of UnitedAuto, will join CarsDirect.com's Board of Directors. Roger Penske stated: "It is clear that consumers, dealers, and OEMs are embracing the Internet as a viable channel for automotive sales, distribution and service. A growing number of our customers require an automotive e-commerce solution to meet their automotive needs. This solution adds value to our business model and meets the customer service needs of the OEM's. After extensive research, our team concluded that the best overall approach is a strategic partnership with CarsDirect.com. The relationship with CarsDirect.com now firmly positions UnitedAuto and Penske Automotive Group as prominent forces in the on-line consumer automotive sector."
         "This is yet another significant step in achieving our goal of working collectively with all members of the automotive industry to provide fresh options, attractive choices and an unparalleled Internet car buying experience for the consumer," said Bob Brisco, CEO of CarsDirect.com. "The alliance enhances our business's scalability, which is critical as we expand our customer base."
          "We are building a closely integrated transaction system to address our increased volumes," said Brisco. "Our strategic alliance enables us to marry our front-end technology, proven over the last year through our reliable, scalable website, with UnitedAuto's and Penske Automotive Group's world-class, customer-focused delivery and service abilities."
         Penske Automotive Group's President, Greg Penske, added: "We believe that our association with CarsDirect.com will prove to be an attractive source of new vehicle and related parts and service volume. In addition, we believe this alliance will provide the best experience for the consumer while maintaining brand integrity, which is crucial to our OEM partners."


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                             ABOUT UNITEDAUTO GROUP

         UnitedAuto, which pursues a strategy based on internal growth from its existing dealerships as well as from strategic acquisitions, operates 111 franchises in 17 states, Puerto Rico and Brazil. UnitedAuto dealerships sell new and used vehicles and market a complete line of aftermarket automotive products and services.

                          ABOUT PENSKE AUTOMOTIVE GROUP

         Penske Automotive Group serves the Los Angeles markets. The automotive retailer represents Honda, Jaguar, Lexus, Mercedes Benz and Toyota, and includes Longo Toyota, the largest retail dealership in the United States.

                              ABOUT CARSDIRECT.COM

         CarsDirect.com (http://www.carsdirect.com) is a leading direct online provider of new automobiles and related products and services, such as loan and lease financing and extended warranties. CarsDirect.com allows consumers to research, price, configure, order, purchase and finance a vehicle online. The company's user-friendly, intuitive Web site offers consumers product information for nearly every make, model and style of new automobile available in the United States today, as well as the ability to simultaneously compare the specifications of competing vehicles. CarsDirect.com offers an online shopping experience that features competitive, up-front, no-haggle pricing on new vehicles which, in many cases, can be delivered directly and conveniently to a consumer's home or office.
         The company sources vehicles through a priority dealer network of more than 2,500 automotive dealer franchises nationwide.

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